EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report, dated March 29, 2022, on the financial statements of Charge Enterprises, Inc. included in its Annual Report on Form 10-K as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, filed with the Securities and Exchange Commission, which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/Seligson & Giannattasio, LLP

Seligson & Giannattasio, LLP

White Plains, New York

March 29, 2022